As filed with the Securities and Exchange Commission on February 11, 2015
Registration No. 333-201369

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GREAT AJAX CORP.
(Exact Name of Registrant as Specified in its Governing Instruments)

9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Lawrence Mendelsohn
Chairman and Chief Executive Officer
9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Anna T. Pinedo, Esq. Nilene R. Evans, Esq. Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 212-468-8000	Daniel M. LeBey, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 804-788-8200
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.01 par value per share	$100,000,000	$11,620

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares of common stock that may be purchased by the underwriters solely to cover over-allotments, if any.

(2)
The registrant previously paid a registration fee of  $11,620.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Great Ajax Corp. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-201369) (the “Registration Statement”) as an exhibits-only filing to file Exhibits 1.1, 5.1, 8.1, 21.1, 23.2 and 23.3 and restate the list of exhibits set forth in Item 36 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.
Other Expenses of Issuance and Distribution.

The following table sets forth the expenses of the sale and distribution of the securities being registered pursuant to this registration statement, all of which are being borne by the registrant. All amounts other than the SEC registration fee and the FINRA filing fee have been estimated.
SEC registration fee	$11,620
FINRA filing fees	14,850
NYSE listing fees	226,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	7,500
Miscellaneous expenses	90,030
Total	$2,200,000

*
To be furnished by amendment.

Item 32.
Sales to Special Parties.

None
Item 33.
Recent Sale of Unregistered Securities.

On July 8, 2014, we sold 8,213,116 shares of our common stock and 453,551 OP Units. On August 1, 2014, we closed the sale of an additional 263,570 shares of our common stock and 14,555 OP Units pursuant to the exercise of the additional allotment option we granted to the initial purchaser and placement agent in the Original Private Placement. The purchase price per share was $15.00. The net proceeds from the Original Private Placement, including the additional allotment option shares and OP Units, after deducting the initial purchaser’s discount and placement fee and offering expenses paid by us, was approximately $128.4 million. The Original Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder and Rule 144A and Regulation S under the Securities Act. At the closing of the Original Private Placement, each of Messrs. Handley, Hoffman and Ogren was granted 2,000 restricted shares of our common stock pursuant to our Director Equity Plan, which shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
On November 20, 2014, we issued each of Messrs. Handley, Hoffman and Ogren 417 shares of our common stock in payment of half of their quarterly director fees and 14,621 shares of our common stock to our Manager in payment of half of its quarterly management fee. These shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
On December 16, 2014, we sold 2,725,326 shares of our common stock and 156,000 OP Units. The purchase price per share was $15.00. The net proceeds after deducting the placement fee and offering expenses paid by us, was approximately $41.2 million. The Second Private Placement was made in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.
On January 21, 2015, we sold 5,250 shares to affiliated persons at a price of  $15.00 per share, the last price at which shares were sold to unaffiliated purchasers in the Second Private Placement in December 2014, for an aggregate purchase price of  $78,750. The shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Item 34.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.
Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.” In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the limited partnership agreement of our operating partnership.
Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.
Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.
Item 36.
Financial Statements and Exhibits.

(a) Financial Statements.   See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.
(b) Exhibits.   The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11.
Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1†	Articles of Amendment and Restatement.
3.2†	Amended and Restated Bylaws.
5.1	Opinion of Morrison & Foerster LLP.
8.1	Opinion of Morrison & Foerster LLP as to tax matters.
10.1†	Agreement of Limited Partnership of Great Ajax Operating Partnership LP.
10.2†	Management Agreement, dated as of July 8, 2014, among the registrant, Great Ajax Operating Partnership LP and Thetis Asset Management LLC
10.3†	Servicing Agreement dated as of July 8, 2014 by and among Gregory Funding LLC and the registrant and its affiliates Great Ajax Operating Partnership L.P and Little Ajax II LLC
10.4†	Form of Indemnification Agreement between registrant and each of its directors and officers.
10.5†	Assignment Agreement made as of July 8, 2014, by and between the entities identified on Exhibit A thereto and the registrant with respect to Little Ajax II LLC
10.6†	2014 Director Equity Plan
10.7†	Form of Restricted Stock Award
10.8†	Registration Rights Agreement made and entered into as of July 8, 2014, by and among the registrant and FBR Capital Markets & Co., as the initial purchaser/placement agent (“FBR”) for the benefit of FBR and certain purchasers of the registrant’s common stock
10.9†	Trademark License Agreement dated as of July 8, 2014 between the registrant and Aspen Yo LLC
10.10†	Registration Rights Agreement made and entered into as of December 16, 2014, by and among the registrant and certain purchasers of the registrant’s common stock.
21.1	List of subsidiaries.
23.1†	Consent of Moss Adams LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
23.3	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
23.4†	Consent of John C. Condas to be named as a director-nominee.
23.5†	Consent of Russell Schaub to be named as a director-nominee.
24.1†	Power of Attorney.

†
Previously filed.

Item 37.
Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby further undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon on February 11, 2015.
GREAT AJAX CORP.
By:	/s/ Lawrence Mendelsohn
Lawrence Mendelsohn Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933 this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Capacity	Date

/s/ Lawrence Mendelsohn Lawrence Mendelsohn	Chairman and Chief Executive Officer (principal executive officer)	February 11, 2015
/s/ Glenn J. Ohl Glenn J. Ohl	Chief Financial Officer (principal financial officer and principal accounting officer)	February 11, 2015
* Steven L. Begleiter	Director	February 11, 2015
* Jonathan Bradford Handley, Jr.	Director	February 11, 2015
* Daniel Hoffman	Director	February 11, 2015
* J. Kirk Ogren, Jr.	Director	February 11, 2015
*
Attorney-in-fact

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1†	Articles of Amendment and Restatement.
3.2†	Amended and Restated Bylaws.
5.1	Opinion of Morrison & Foerster LLP.
8.1	Opinion of Morrison & Foerster LLP as to tax matters.
10.1†	Agreement of Limited Partnership of Great Ajax Operating Partnership LP.
10.2†	Management Agreement, dated as of July 8, 2014, among the registrant, Great Ajax Operating Partnership LP and Thetis Asset Management LLC
10.3†	Servicing Agreement dated as of July 8, 2014 by and among Gregory Funding LLC and the registrant and its affiliates Great Ajax Operating Partnership L.P and Little Ajax II LLC
10.4†	Form of Indemnification Agreement between registrant and each of its directors and officers.
10.5†	Assignment Agreement made as of July 8, 2014, by and between the entities identified on Exhibit A thereto and the registrant with respect to Little Ajax II LLC
10.6†	2014 Director Equity Plan
10.7†	Form of Restricted Stock Award
10.8†	Registration Rights Agreement made and entered into as of July 8, 2014, by and among the registrant and FBR Capital Markets & Co., as the initial purchaser/placement agent (“FBR”) for the benefit of FBR and certain purchasers of the registrant’s common stock
10.9†	Trademark License Agreement dated as of July 8, 2014 between the registrant and Aspen Yo LLC
10.10†	Registration Rights Agreement made and entered into as of December 16, 2014, by and among the registrant and certain purchasers of the registrant’s common stock.
21.1	List of subsidiaries.
23.1†	Consent of Moss Adams LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
23.3	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
23.4†	Consent of John C. Condas to be named as a director-nominee.
23.5†	Consent of Russell Schaub to be named as a director-nominee.
24.1†	Power of Attorney.

†
Previously filed.